Exhibit 99.1

Leader’s Advantage Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

Mount Laurel Township, NJ, Sept. 17, 2026 (GLOBE NEWSWIRE) -- Leader’s Advantage Acquisition Corp. (the “Company”), a blank check company whose business purpose is to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced today that it has priced its initial public offering of 15,000,000 units at $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, September 18, 2026, under the ticker symbol “LEDRU." Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “LEDR” and “LEDRW,” respectively. The offering is expected to close on September 21, 2026, subject to customary closing conditions.

Clear Street LLC is acting as lead bookrunner and D. Boral Capital LLC is acting as bookrunner for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from: Clear Street LLC, Attn: Syndicate Department, 150 Greenwich Street, 45th Floor, New York, NY 10007, or via email at ecm@clearstreet.io and D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or via email at dbccapitalmarkets@dboralcapital.com.

A registration statement on Form S-1 (File No. 333-296772) relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on September 17, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds, that the offering will be completed on the terms described above or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company's registration statement filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Leader’s Advantage Acquisition Corp.

Leader’s Advantage Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on completing a business combination with an established business of scale poised for continued growth, within the healthcare, specialty chemicals, pharmaceutical, and defense industries.

Media Contact:

Paul Weiss

pweiss@pmc-group.com